EXHIBIT 10.35
FIRST AMENDMENT
TO THE
MERCANTILE BANK OF MICHIGAN
EXECUTIVE DEFERRED COMPENSATION AGREEMENT
DATED NOVEMBER 18, 2006
          THIS FIRST AMENDMENT is adopted this 25th day of October, 2007, effective as of November 18, 2006, by and between Mercantile Bank of Michigan, a state-chartered commercial bank located in Grand Rapids, Michigan (the “Company”), and (the “Executive”).
          The Company and the Executive executed the Executive Deferred Compensation Agreement effective as of November 18, 2006 (the “Agreement”).
          The undersigned hereby amend the Agreement to reflect the final 409A Treasury Regulations. Therefore, the following changes shall be made:
Section 1.14 of the Agreement shall be deleted in its entirety and replaced by the following:

1.14	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

Section 1.24 of the Agreement shall be deleted in its entirety and replaced by the following:
1.24	“Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

Sections 4.3, 4.3.1 and 4.3.2 of the Agreement shall be deleted in their entireties and replaced by the following:
4.3	Disability Benefit. If the Executive experiences a Disability, the Company shall pay the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance as of the date the Executive first experiences Disability.

4.3.2	Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Election Form commencing within thirty (30) days following Disability.
Section 4.8 of the Agreement shall be deleted in its entirety and replaced by the following:

4.8	Change in Form or Timing of Distributions. For distribution of benefits under Article 4, the Participant may elect to delay the timing or change the form of distributions by submitting the appropriate Election Form(s) to the Plan Administrator. Any such elections:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 4.1, 4.2, and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.
Article 10 of the Agreement shall be deleted in its entirety and replaced by the following:
Article 10
Amendments and Termination
10.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.
10.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.
10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Company may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this
First Amendment.

Executive:	MERCANTILE BANK OF
MICHIGAN

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